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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 22, 1995, in the Registration Statement (Form S-4, File No. 333-5455 and 333-5455-01) and related Prospectus of Avondale Incorporated and Avondale Mills, Inc. for the registration of $125,000,000 principal amount of senior subordinated notes and the guarantee of such notes.


     Our audits also included the financial statement schedule of Avondale Incorporated listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Birmingham, Alabama

September 12, 1996